Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2006, accompanying the 2005 consolidated financial statements included in the Annual Report of Accredited Home Lenders Holding Co. and subsidiaries on Form 10-K/A for the year ended December 31, 2006 and our report dated March 10, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to economic operational dependency on its parent) related to the 2005 financial statements of Accredited Mortgage Loan REIT Trust. We hereby consent to the incorporation by reference of said reports in Registration Statement No. 333-135787 on Form S-4, Registration Statement No. 333-117037, 333-117484, 333-119441, 333-17484-01 and 333-119441-01 on Forms S-3 and Registration Statements No. 333-128072, 333-124090, 333-117828, 333-112490, 333-103671, 333-132867 and 333-136208 on Forms S-8.

/s/ GRANT THORNTON LLP

Irvine, California

November 6, 2007